Exhibit 99.1

Disc Medicine Strengthens Leadership Team with Appointment of Seasoned Industry Executive Jean Franchi as Chief Financial Officer, and Promotion of Jonathan Yu to Chief Operating Officer

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Jean Franchi is an industry veteran and brings over 30 years of leadership experience in finance, investor relations, capital formation, and operations at both development and commercial-stage companies

•	Jonathan Yu, previously Chief Business Officer at Disc, has been promoted to Chief Operating Officer

WATERTOWN, Mass. February 7, 2024 — Disc Medicine, Inc. (NASDAQ:IRON), a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases, today announced the appointment of Jean Franchi as the company’s Chief Financial Officer. Ms. Franchi will be responsible for finance, investor relations, and other functions and will lead the company’s capital formation and financial strategy. She succeeds Joanne Bryce, who will transition to a consulting role with the company.

“We are excited to welcome an executive of Jean’s caliber and depth of experience to the Disc team, and I’m delighted to announce the promotion of a key executive, Jonathan Yu, to Chief Operating Officer.” said John Quisel, J.D., Ph.D., President and Chief Executive Officer of Disc. “We have multiple, important data read-outs for all three programs in 2024, and as we enter late-stage development and begin planning for commercialization, Jean’s experience with successfully scaling organizations, including those focused on rare diseases, will be directly relevant. On behalf of myself and the entire Disc team, I would also like to express my gratitude to Joanne for her leadership and years of service and wish her all the best on her next endeavor.”

“I am thrilled to be joining Disc at such an exciting moment in its evolution. The team has built a unique company with a strong foundation and pipeline with enormous potential,” said Ms. Franchi. “I look forward to working together with the talented and passionate people at Disc to build a sustainable, leading hematology business.”

Ms. Franchi is an experienced CFO with over 30 years of finance leadership expertise at both public and private biotechnology companies of varying sizes across all stages of development. Most recently, she was the Chief Financial Officer of Replimune where she helped raise over $750 million across multiple financings and non-dilutive debt, supporting significant expansion while providing optionality in future capital formation for Replimune’s portfolio. Prior to Replimune, Ms. Franchi served as Chief Financial Officer for Merrimack Pharmaceuticals, Dimension Therapeutics, which was acquired by Ultragenyx, and Good Start Genetics. Ms. Franchi spent 16 years at Genzyme advancing within the organization during its most rapid phase of growth. Ms. Franchi spent eight years at Genzyme as the Senior Vice President of Finance for all nine business units and then Senior Vice President of Corporate Finance working alongside the Chief Financial Officer and playing an important role in the approximately $20.1 billion sale to Sanofi. Ms. Franchi holds a Bachelor’s degree in Business Administration from Hofstra University.

In connection with Ms. Franchi’s appointment, Disc granted to Ms. Franchi an inducement equity award outside of Disc’s Amended and Restated 2021 Stock Option and Incentive Plan in accordance with NASDAQ Listing Rule 5635(c)(4), comprised of (i) an option to purchase 55,000 shares (the “Option Award”) of Disc common stock (“Common Stock”), at an exercise price equal to the closing price of the Common Stock on the date of grant, and (ii) a restricted stock unit award for 36,666 shares of Common Stock (the “RSU Award” and, together with the Option Award, the “Inducement Award”). The Option Award shall vest 25% on the first anniversary of Ms. Franchi’s start date, with the remainder vesting in 36 equal monthly installments thereafter. The RSU award shall vest in equal installments on each of the first, second, third, and fourth anniversaries of the vesting date set by Disc’s company vesting policy. The Inducement Award was approved by Disc’s Board of Directors (the “Board”), including a majority of the independent directors serving on the Board.

About Disc Medicine

Disc Medicine (NASDAQ:IRON) is a clinical-stage biopharmaceutical company committed to discovering, developing, and commercializing novel treatments for patients who suffer from serious hematologic diseases. We are building a portfolio of innovative, potentially first-in-class therapeutic candidates that aim to address a wide spectrum of hematologic diseases by targeting fundamental biological pathways of red blood cell biology, specifically heme biosynthesis and iron homeostasis. For more information, please visit www.discmedicine.com.

Disc Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding Disc’s expectations with respect to the chief financial officer position, Disc’s data read-outs and Disc’s development and commercialization. The use of words such as, but not limited to, “believe,” “expect,” “estimate,” “project,” “intend,” “future,” “potential,” “continue,” “may,” “might,” “plan,” “will,” “should,” “seek,” “anticipate,” or “could” or the negative of these terms and other similar words or expressions that are intended to identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Disc’s current beliefs, expectations and assumptions regarding the future of Disc’s business, future plans and strategies, clinical results and other future conditions. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Disc may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and investors should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements as a result of a number of material risks and uncertainties including but not limited to: Disc’s expectations regarding the chief financial officer and chief operating officer positions; Disc’s expectations regarding leadership, future growth and innovation; Disc’s expectations regarding its data read-outs for its research and development programs in 2024; Disc’s expectations of entering late-stage development and planning for commercialization; and the other risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023 and other documents filed by Disc from time to time with the Securities and Exchange Commission (SEC), as well as discussions of potential risks, uncertainties, and other important factors in Disc’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. None of Disc, nor its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as result of new information, future events or otherwise, except as required by law.

Media Contact

Peg Rusconi

Verge Scientific Communications

prusconi@vergescientific.com

Investor Relations Contact

Christina Tartaglia

Stern Investor Relations

christina.tartaglia@sternir.com